UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HAWAIIAN ELECTRIC INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Shareholder Q&A (Updated as of April 12, 2015)

What are shareholders being asked to vote on/what is the meeting agenda?

•                 Shareholders are being asked to vote on the following:

1)           First, to approve the merger agreement between HEI and NextEra Energy.

2)           Second, to approve, on an advisory basis, the merger-related compensation payable to HEI’s named executive officers.

3)           And finally, to adjourn the shareholder meeting if the board thinks it’s necessary to permit further voting.

•                 The board of directors recommends a vote “FOR” each proposal.

Will shareholders be voting on the spin-off of ASB Hawaii, the parent company of American Savings Bank?

•                 Shareholders are not being asked to vote on the bank spin-off. The spin-off will occur immediately prior to the merger if the merger and spin-off receive all necessary approvals and all other conditions are met.

•                 The spin-off enables shareholders to continue to own American Savings Bank, but to own it directly rather than through ownership of HEI shares.

What will shareholders receive?

•                 If the merger and bank spin-off are completed, for each HEI share you own at that time, you will be entitled to receive three things:

1)           0.2413 shares of NextEra Energy common stock,

2)           1/3 share of ASB Hawaii, the parent company of American Savings Bank, and

3)           A special cash dividend of $0.50 per share.

•                 When the merger and spin-off were announced, these three things were valued at $33.50 per HEI share, with the ASB Hawaii component having an estimated value of $8.00 based on the median of analyst estimates at the time.

What are the expected benefits of the merger?

•                 A vote “FOR” the merger is a vote for a more affordable clean energy future for Hawaii – that includes: savings of approximately $60 million for electric utility customers, the companies’ commitment not to request a general base electric rate increase for at least four years, continued support of local communities, protections for employees, and significant value for your HEI shares.

Further detail:

•                 The proposed merger is expected to provide the utility with the added capacity, resources and access to expertise to strengthen and accelerate Hawaii’s clean energy transformation, while delivering substantial customer benefits, including lower costs.

•                 Subject to Public Utilities Commission approval, the companies have committed to approximately $60 million in customer savings over four years and to not request an increase in the general base electricity rate for at least four years.  More savings are also expected from NextEra Energy’s size and stronger credit rating.

•                 NextEra Energy supports and will help accelerate Hawaiian Electric’s plans to lower electric bills, triple distributed solar – including rooftop solar, and provide more than 65% of its energy from renewable energy resources by 2030.

The HEI share price has gone up since December, so why do I need to vote?

•                 Shareholders need to vote in order for the merger and bank spin-off to be completed and fully realize the value of the transactions. There are also regulatory approvals that are needed and other conditions that must be met in order for the merger and bank spin-off to be completed.

What does this mean for my dividends?

•                 Until the transaction closes, the HEI Board continues to decide the dividends for HEI shareholders. HEI has maintained the same annual dividend of $1.24 per share for 17 years.

•                 If the transaction is completed, HEI will pay a special additional cash dividend of $0.50 per share.

•                 After that point, we expect that you will receive dividends on your new shares of NextEra Energy and ASB Hawaii.

•                 Both NextEra Energy and ASB Hawaii expect to have attractive, growing dividends.

What is NextEra Energy’s history of dividends and share value growth?

•                 NextEra Energy has a strong record of growing share value and dividends to shareholders. Looking at the last ten years, NextEra Energy’s dividends have increased each year, and its total return to shareholders over that period was 300%.

What about American Savings Bank?

•                 As a stand-alone bank after the merger and spin-off, ASB Hawaii also intends to pay attractive dividends that are expected to grow over time.  American Savings Bank is a leading bank in Hawaii – it has a history of solid profitability and high performance.

What will happen if the merger and bank spin-off are completed?

•                 Shareholders will own shares of NextEra Energy common stock and ASB Hawaii common stock. In addition, for each HEI share owned at the time the merger is completed, shareholders will receive a special cash dividend of $0.50.

•                 Hawaiian Electric will become a wholly owned subsidiary of NextEra Energy.

•                 ASB Hawaii, the parent company of American Savings Bank, will become an independent publicly traded company.

Why did the board approve the merger and bank spin-off?

•                 HEI’s board of directors unanimously approved the merger agreement and recommended that shareholders vote for approval of the merger agreement based on the benefits the merger is expected to provide to shareholders, customers, and our communities in Hawaii.

•                 The merger offers significant value to shareholders for their HEI shares, savings for utility customers, continued support for the communities the utilities serve, and the ability to accelerate the achievement of a more affordable clean energy future for Hawaii.

•                 The board also approved the spin-off of American Savings Bank to HEI shareholders as a condition of the merger, because it enables HEI shareholders to continue to own American Savings Bank and to participate in the bank’s upside potential as an independent public company. The ability to spin off American Savings Bank reflects the strength of the bank’s business, its strong market position and its talented team of employees.

If approved, when are the merger and bank spin-off expected to be completed?

•                 We are targeting to complete the transactions in late 2015, subject to approval of the merger by HEI shareholders and all other regulatory approvals and customary closing conditions.

What approvals are required for the merger and bank spin-off to be completed?

•                 The merger is subject to approval by HEI shareholders and certain other regulatory approvals, including approval by the Hawaii Public Utilities Commission. The spin-off of ASB Hawaii is a condition of the merger and is also subject to certain regulatory approvals.

Will there be a shareholder meeting about the merger? When and where?

•                 Yes, a special meeting of HEI shareholders will be held regarding the merger.  It will be held on May 12, 2015, at 9:30 a.m. Hawaii Time on HEI’s premises in Room 805 on the eighth floor of the American Savings Bank Tower, located at 1001 Bishop Street in Honolulu.

Will there be a regular meeting of shareholders this year? When and where?

•                 Yes, the regular HEI shareholder meeting will be held on July 15th.  It will be on HEI’s premises in Room 805 on the eighth floor of the American Savings Bank Tower, located at 1001 Bishop Street in Honolulu. You will receive more information about that meeting later in the year.

Who is entitled to vote and attend the special shareholder meeting?

•                 Shareholders who held shares of HEI stock on March 23, 2015, which was the record date for the May 12 special meeting, may vote on the merger and related proposals and may attend the special meeting.  Even if you sold your shares subsequent to the March 23, 2015 record date, you would still have the right to vote on this transaction and we would encourage you to do so.

I heard there are informational open houses going on. Can shareholders attend?

•                 Yes, shareholders are encouraged to attend any of the informational open houses.  The open houses commenced earlier this month and are designed to introduce residents to NextEra Energy and the benefits of the merger and spin-off and to provide the public an opportunity to provide input directly to company officials.

•                 Each open house meeting will be held from 5 to 8 p.m.

•                 The informational open house schedule is as follows:

Maui
April 7:	Central Maui: Maui Electric Auditorium
South Maui: Kīhei Community Center

April 8:	West Maui: Lāhainā Civic Center

Lāna‘i
April 8:	Lāna‘i Community Center

Moloka‘i
April 9:	Kaunakakai Elementary School Cafeteria

Hawai‘i Island
April 13:	Hilo: Hilo High School Cafeteria
Puna: Pāhoa High School Cafeteria

April 14:	West Hawai‘i: Kealakehe High School Cafeteria
Waimea: HPA Village Campus Dining Hall

O‘ahu
April 15:	West O‘ahu: Kapolei High School Cafeteria
Leeward O‘ahu: Pearl City High School Cafeteria

April 16:	Honolulu: Ward Warehouse, Kaka‘ako Conference Room
Windward O‘ahu: Windward Community College, Hale Akoakoa

How can I vote?

•                 You should have recently received your proxy materials – those materials provide a specific identifier number for you to use to vote.  Your proxy materials also provide a phone number, website and mailing address for you to vote by phone, online or by mail.

Why am I receiving multiple copies of the proxy material?

•                 If you have more than one account in which you hold HEI shares, you will receive more than one proxy statement and you should be sure to submit a vote for each account.

What are the U.S. federal income tax consequences of the merger, special cash dividend and bank spin-off to HEI shareholders?

•                 You should not recognize any gain or loss for U.S. federal income tax purposes on the exchange of HEI common stock for NextEra Energy common stock in the merger or on the distribution of ASB Hawaii common stock to HEI shareholders, except with respect to any cash received instead of fractional shares.  HEI will report the special cash dividend as a taxable dividend distribution for U.S. federal income tax purposes.

•                 You should read “The Merger — U.S. Federal Income Tax Consequences of the Merger and the Special Cash Dividend” in the proxy materials for a more complete discussion of the U.S. federal income tax consequences of the merger and the special cash dividend. Once all approvals for the merger and bank spin-off are obtained and all other conditions are met, an information statement will be mailed to HEI shareholders concerning the bank spin-off. That document will include a more complete discussion of the U.S. federal income tax consequences of the bank spin-off, which you should also read.

•                 Tax matters can be complicated and the tax consequences of the bank spin-off, the merger and the special cash dividend to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the bank spin-off, the merger and the special cash dividend to you.

How will the merger and bank spin-off affect my tax basis in HEI common stock?

•                 Your aggregate tax basis in your HEI common stock will generally be allocated between the ASB Hawaii common stock received in the bank spin-off and the NextEra Energy common stock received in the merger in proportion to their relative fair market values on the closing date. We are unable to precisely determine the allocation at this time. Based on analyst estimates, we expect there to be a roughly 75%/25% relationship between the NextEra Energy common stock received in the merger and the ASB Hawaii common stock received in the bank spin-off, respectively. The actual allocation may be more or less than this estimate and we will be posting additional information on how the bank spin-off and the merger affect your tax basis on our website after the bank spin-off and the merger have been completed.  Following the completion of these transactions, your personal taxable gain or loss on sale of NextEra Energy shares and/or ASB Hawaii shares will be based upon this allocation.

Will fractional shares be issued in connection with the merger?

•                 No fractional shares of NextEra Energy or ASB Hawaii common stock will be issued.  If you otherwise would be owed a fraction of a share of NextEra Energy or ASB Hawaii common stock, you will instead receive the value of that fraction of a share in cash.

Will NextEra Energy and ASB Hawaii have a dividend reinvestment plan (DRIP)?

•                 NextEra Energy has a dividend reinvestment plan (DRIP) and you will be able to enroll in that plan. Information on how to enroll will be provided following the completion of the merger.

•                 It has not yet been determined whether ASB Hawaii will have a DRIP.

Am I entitled to exercise dissenters’ rights instead of receiving the NextEra Energy shares to which my HEI shares would entitle me upon completion of the merger?

•                 As an HEI shareholder, you are entitled to exercise dissenters’ rights under the Hawaii Business Corporation Act in connection with the merger if you take all of the actions required under the act and meet certain conditions, including the requirement that you do not vote in favor of the merger proposal.  You should consult your own legal counsel with respect to dissenters’ rights.

Why are shareholders being asked to vote on the merger-related compensation proposal?

•                 Under Securities and Exchange Commission rules, companies must conduct a non-binding advisory vote of shareholders regarding the compensation that may be paid or become payable to their named executive officers in connection with a merger.

Why are executives getting the merger-related compensation?

•                 Under long-standing agreements, three HEI named executive officers may receive change-in-control payments if the merger is completed and their jobs are eliminated as a result of the transaction.

•                 It is customary for public companies to have such agreements in place on an ongoing basis. Such agreements are designed to remove conflicts of interest that may arise for executives if another party offers to buy the company and such executives’ jobs could be eliminated if such transaction is completed.

•                 The change-in-control payments, if made, would be paid for by NextEra Energy, not by utility customers. The number of HEI executives with change-in-control agreements is among the lowest in comparable transactions in recent years, and the potential payments under such agreements are in line with or lower than those of executives at comparable companies.

What will happen if shareholders do not approve the merger-related compensation proposal?

•                 The merger-related compensation vote is advisory and will not be binding. For this reason, and because the payments, if made, are pursuant to long-standing contracts, if the merger is completed, the compensation that is the subject of the merger-related compensation proposal would still be paid regardless of the outcome of the advisory vote.

Who is NextEra Energy?

•                 NextEra Energy is the nation’s leading clean energy company and the world’s largest generator of renewable energy from the wind and sun.

•                 NextEra Energy was named to Fortune’s list of 2015 World’s Most Admired Companies and was named by the Ethisphere Institute as a World’s Most Ethical Company for the eighth time.

•                 It has a track record of lowering costs for customers. Since 2001, NextEra Energy’s Florida electric utility cut its use of foreign oil by more than 99%, saving customers more than $7.5 billion. And its typical residential customer electric rates are about 25% below the national average.

•                 NextEra Energy respects our island culture and understands what makes Hawaii so unique and special

How does the merger benefit electric utility customers?

•                 The proposed merger is expected to provide the utility with the added capacity, resources and access to expertise to strengthen and accelerate Hawaii’s clean energy transformation, while delivering substantial customer benefits, including lower costs and improved reliability over time.

•                 Subject to approval of certain conditions, the companies have committed to approximately $60 million in customer savings over four years and to not request an increase in the general base electricity rate for at least four years.  More savings are also expected from NextEra Energy’s size and stronger credit rating.

•                 NextEra Energy supports and will help accelerate Hawaiian Electric’s plans to lower electric bills, triple distributed solar -- including rooftop solar, and provide more than 65% of its energy from renewable energy resources.

Will there be any changes to how I interact with the utility as a customer?

•                 No, normal business operations will continue and there will be no changes in how you interact with the utility.

•                 If there are any planned changes after the transaction is completed, you will be notified promptly.

How will the merger impact our communities?

•                 NextEra Energy has a longstanding reputation as a strong corporate citizen throughout the communities it serves.

•                 The utilities will continue to be managed in Hawaii, with local headquarters, the same operating locations and the same names – Hawaiian Electric, Maui Electric and Hawaii Electric Light.

Will there be any changes in community giving?

•                 The merger and spin-off will result in an increase in the overall level of community giving. NextEra Energy will continue the HEI companies’ (including the holding company, Hawaiian Electric and American Savings Bank) overall level of community giving in Hawaii.

•                 After the spin-off, as a standalone public company American Savings Bank will make its own charitable contributions in Hawaii.

Does NextEra Energy understand Hawaii?

•                 NextEra Energy respects our island culture and understands what makes our islands unique and special.

•                 Through its efforts to develop renewable energy and other energy projects, NextEra Energy has had a presence in Hawaii for several years.

•                 In addition, NextEra Energy plans to establish a local, independent advisory board to be made up of six to twelve members -- all of whom will have substantial ties to Hawaii – to provide input on matters of local and community interest.

Does NextEra Energy support rooftop solar?

•                 Yes, NextEra Energy supports Hawaiian Electric’s plans to triple distributed solar, including rooftop, by 2030.

What does this transaction mean for utility employees?

•                 Utility employees stand to benefit from the greater opportunities for professional growth and development that come with being part of a stronger and larger energy company.

•                 No involuntary reductions to our workforce are expected as a result of the combination for at least two years after the merger is completed.

•                 Through its efforts to develop renewable energy and other energy projects, NextEra Energy has had a presence in Hawaii for several years. Because of that, it has gained familiarity with and respect for our island culture. The companies expect a good cultural fit and will work to ensure a smooth transition.

What about union employees?

•                 All union labor agreements will be honored.

What does this transaction mean for utility retirees and retiree benefits?

•                 Until the transaction is complete, NextEra Energy and Hawaiian Electric remain independent companies.

•                 Any current pension benefits under the HEI Retirement Plan will not be impacted. These benefits are protected under federal law.

•                 Furthermore, NextEra Energy has no plans at the present time to alter your retiree health benefit plans.

•                 Retirees will be kept up-to-date as important decisions are made.

How will the spin-off affect American Savings Bank customers?

•                 If the spin-off occurs, American Savings Bank customers are expected to continue to benefit from its experienced management and the same products and services.

•                 American Savings Bank will remain headquartered in Hawaii and will continue to be a leading financial institution serving and investing in Hawaii, as it has done for nearly 90 years.

How will the spin-off affect American Savings Bank employees?

•                 The spin-off is not expected to result in significant changes to American Savings Bank’s operations.

•                 American Savings Bank will remain headquartered in Hawaii, led by its current management team.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “predict,” and “target” and other words and terms of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. HEI cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in any forward-looking statement. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the proposed merger involving NEE and HEI, including future financial or operating results of NEE or HEI, NEE’s or HEI’s plans, objectives, expectations or intentions, the expected timing of completion of the transaction, the value, as of the completion of the merger or spin-off of HEI’s bank subsidiary or as of any other date in the future, of any consideration to be received in the merger or the spin-off in the form of stock or any other security, and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by any such forward-looking statements include risks and uncertainties relating to: the risk that HEI may be unable to obtain shareholder approval for the merger or that NEE or HEI may be unable to obtain governmental and regulatory approvals required for the merger or the spin-off, or required governmental and regulatory approvals may delay the merger or the spin-off or result in the imposition of conditions that could cause the parties to abandon the transaction; the risk that a condition to closing of the merger or the completion of the spin-off may not be satisfied; the timing to consummate the proposed merger and the expected timing of the completion of the spin-off; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction, including the value of a potential tax basis step up, may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time and attention on merger and spin-off-related issues; general worldwide economic conditions and related uncertainties; the effect and timing of changes in laws or in governmental regulations (including environmental); fluctuations in trading prices of securities and in the financial results of NEE, HEI or any of their subsidiaries; the timing and extent of changes in interest rates, commodity prices and demand and market prices for electricity; and other factors discussed or referred to in the “Risk Factors” section of HEI’s or NEE’s most recent Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). These risks, as well as other risks associated with the merger, are more fully discussed in the definitive proxy statement/prospectus that is included in the Registration Statement on Form S-4 that NEE has filed with the SEC in connection with the merger. Additional risks and uncertainties are identified and discussed in HEI’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement and HEI undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction between NEE and HEI, NEE filed with the SEC a registration statement on Form S-4 that includes a definitive proxy statement of HEI and that also constitutes a prospectus of NEE. The registration statement was declared effective by the SEC on March 26, 2015. HEI first mailed the definitive proxy statement/prospectus to its shareholders on March 30, 2015. HEI may also file other documents with the SEC regarding the proposed transaction.  INVESTORS AND SECURITY HOLDERS OF HEI ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT HAVE BEEN OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from HEI’s website (www.hei.com) under the tab “Investor Relations” and then under the heading “SEC Filings.” Additional information about the proposed transaction is available at www.forhawaiisfuture.com.